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                                                                     Exhibit 3.2









                       LIMITED LIABILITY COMPANY AGREEMENT


                                       OF


                              CDF FINANCING, L.L.C.


                     (A DELAWARE LIMITED LIABILITY COMPANY)


                          Dated as of December 31, 2002







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                              CDF FINANCING, L.L.C.


     LIMITED LIABILITY COMPANY AGREEMENT dated as of December 31, 2002, adopted by General Electric Capital Services, Inc. ("GECS") and Deutsche Floorplan Receivables, L.P. (the "Limited Partnership"; the Limited Partnership and GECS may be referred to herein collectively as the "Initial Members").

                              Preliminary Statement

     The Initial Members desire to form a limited liability company (the "Company") under the Delaware Limited Liability Company Act, as amended from time to time (the "Act").

     Accordingly, the Initial Members hereby adopt the following as the "Limited Liability Company Agreement" of the Company within the meaning of Section 18-101(7) of the Act:

                                   ARTICLE I.

     SECTION 1.1. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the "Definitions Addendum" attached to this Agreement and shall otherwise have the meanings assigned to such terms in the Act.

                                  ARTICLE II.

     SECTION 2.1. Formation. The Company was formed as a limited liability company pursuant to the provisions of the Act on December 19, 2002 by the filing of the Certificate of Formation with the office of the Secretary of State of Delaware. The Initial Members hereby adopt, confirm and ratify such Certificate of Formation and all acts taken in connection therewith.

                                  ARTICLE III.

     SECTION 3.1. Name. The name of the Company is CDF Financing, L.L.C.

                                  ARTICLE IV.

     SECTION 4.1. Purpose and Limitations on Activities. The Company shall limit its purposes and activities to (i) the issuance and sale of Membership Interests, on the terms and conditions set forth herein; (ii) acquiring (through purchase or otherwise) from the Limited Partnership (or any of its subsidiaries or affiliates), holding, selling, transferring and pledging receivables, loans and related rights, documents and interests (such receivables, loans and related rights, documents and interests may be referred to collectively as "Receivables"); (iii) executing, delivering, and/or performing any agreement, certificate or document providing for or relating to the acquisition, sale, financing, hedging or transfer of the Receivables or interests in the Receivables (including without limitation the Receivables Contribution and Sale Agreement, the Pooling and Servicing Agreement, any Supplement, any Investor Certificate, the LLC




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Certificate, and any certificate purchase agreement, placement agreement or underwriting agreement); (iv) retaining or reacquiring an interest in the Receivables; (v) lending or otherwise investing proceeds from Receivables and any other income; and (vi) any purposes and activities necessary, convenient or incidental to the conduct, promotion or attainment of the business purposes and activities of the Company as set forth in clauses (i) through (v) above.

                                   ARTICLE V.

     SECTION 5.1. Registered Office; Other Offices. The address of the registered office of the Company in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805. The Initial Members may establish other offices of the Company at such locations within or outside the State of Delaware as the Initial Members may determine.

                                  ARTICLE VI.

     SECTION 6.1. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

                                  ARTICLE VII.

     SECTION 7.1. Admission of Members. (a) By execution of this Agreement, the Initial Members are hereby admitted as Members of the Company and shall have such rights in and to the profits and losses of the Company and rights to receive distributions of the Company's assets, and such other rights and obligations, as provided herein.

     (b) The Initial Members may issue additional Membership Interests and thereby admit a new Member or new Members, as the case may be, to the Company, only if such new Member (i) has delivered to the Initial Members its capital contribution, (ii) has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto, and (iii) has delivered such additional documentation as the Initial Members shall reasonably require to so admit such new Member to the Company.

     SECTION 7.2. Initial Members. The names and the addresses of the Initial Members of the Company are as follows:

                  General Electric Capital Services, Inc.
                  260 Long Ridge Road
                  Stamford, CT  06927

                  Deutsche Floorplan Receivables, L.P.
                  645 Maryville Centre Drive
                  St. Louis, Missouri 63141


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                                 ARTICLE VIII.

     SECTION 8.1. Management. Management of the Company is initially vested in GECS (the "Controlling Member"). The Controlling Member shall be a manager within the meaning of the Act (a "Manager") until such time as the Controlling Member appoints one or more Managers to replace the Controlling Member. Each Manager shall perform duties as Manager as set forth in this Agreement and in the Act and may enter into contracts with Persons on behalf of the Company and engage in activities on behalf of the Company, including issuing, delivering and executing contracts, agreements and other documents in connection therewith, in each case in accordance with Section 4.1.

     SECTION 8.2. Managers to Provide Information to the Initial Members. It shall be the duty of each Member other than the Initial Members to keep the Initial Members reasonably informed as to material events relating to the Company, including, without limitation, all claims pending or threatened against the Company and the execution by such member on behalf of the Company of any material agreements or instruments.

                                  ARTICLE IX.

     SECTION 9.1. Initial Capital Contributions. The initial cash capital contribution to be made by GECS to the Company promptly hereafter is ten thousand dollars ($10,000). The initial capital contribution to be made by the Limited Partnership to the Company is as set forth in the Receivables Contribution and Sale Agreement.

                                   ARTICLE X.

     SECTION 10.1. Additional Contributions. The Members shall have no obligation to make any additional capital contribution to the Company after the date hereof, but either of the Initial Members may elect to do so from time to time.

                                  ARTICLE XI.

     SECTION 11.1. Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Initial Members, subject to (a) the limitation of Section 18-607 of the Act and (b) the next sentence. Distributions shall be made to Members not more frequently than once per month; provided that in each case such distributions shall be made only to the extent permitted by applicable law. Distributions to the Controlling Member shall be made from earnings on the Eligible Investments or the proceeds thereof, net of any expenses relating to such earnings. Distributions to the Limited Partnership shall be made from earnings on the General Assets or the proceeds thereof, net of any expenses relating to such earnings.

     SECTION 11.2. Distribution upon Withdrawal. Upon withdrawal by the Controlling Member from the Company, the Controlling Member shall be entitled to a distribution of the Eligible Investments or the proceeds thereof, net of any expenses relating to the distribution or liquidation thereof. Upon withdrawal by the Limited Partnership from the Company, the Limited Partnership shall be entitled to a distribution of the General Assets or the proceeds thereof, net of any expenses relating to the distribution or liquidation thereof; provided


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that no such distribution shall be made to the Limited Partnership if any Series of Investor Certificates is then outstanding.

                                  ARTICLE XII.

     SECTION 12.1. Transfers. (a) A Member other than the Initial Members may not Transfer any part of its Membership Interest without the prior written consent of the Initial Members, which consent shall not be unreasonably withheld. Any purported Transfer of any Membership Interest in contravention of this Section 12.1 shall be null and void and of no force or effect whatsoever.

     (b) The Initial Members shall admit a transferee of a Member's Membership Interest to the Company only if such transferee (i) has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto and (ii) has delivered such additional documentation as the Initial Members shall reasonably require to so admit such transferee to the Company. Notwithstanding anything contained herein to the contrary, both the Company and the Initial Members shall be entitled to treat the transferor of a Membership Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to it, until such time as a written assignment or other evidence of the consummation of a Transfer that conforms to the requirements of this Section 12.1 and is reasonably satisfactory to the Initial Members has been received by the Company. The effective date of any Transfer permitted under this Agreement shall be the close of business on the day of receipt thereof by the Company.

     SECTION 12.2. Restrictions on Expulsion. No Member shall be expelled as a Member under any circumstances.

                                 ARTICLE XIII.

     SECTION 13.1. Liability of Members. No Member or any Manager, agent, shareholder, director, employee or incorporator of any Member will be liable for the debts, obligations and liabilities of the Company or any other Member, whether arising in contract, tort or otherwise, which debts, obligations and liabilities shall be solely the debts, obligations and liabilities of the Company or such other Member, as applicable. Notwithstanding the foregoing or any other provision of this Agreement, to the extent that any expense (including any indemnification under Article XIV hereof) of the Company relates specifically to the General Assets or the Eligible Investments, respectively, such expense shall be paid from the class of asset to which such expense is related.

                                  ARTICLE XIV.

     SECTION 14.1. Exculpation and Indemnification of Members. (a) No Indemnified Party shall be liable to the Company for any loss, damage or claim incurred by reason of any act performed or any act omitted by such Indemnified Party in connection with any matter arising from, or related to, or in connection with this Agreement or the Company's business or affairs; provided, however, that the foregoing shall not eliminate or limit the liability of any Indemnified Party if a judgment or other final adjudication adverse to the Indemnified Party establishes that the Indemnified Party's acts or omissions were in bad faith or involved


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intentional misconduct or a knowing violation of law or that the Indemnified
Party personally gained in fact a financial profit or other advantage to which the Indemnified Party was not legally entitled.

     (b) The Company shall, to the fullest extent permitted by the Act, indemnify and hold harmless, and advance expenses to, each Indemnified Party against any losses, claims, damages or liabilities to which the Indemnified Party may become subject in connection with any matter arising from, related to, or in connection with, this Agreement or the Company's business or affairs; provided, however, that no indemnification may be made to or on behalf of any Indemnified Party if a judgment or other final adjudication adverse to the Indemnified Party establishes (i) that the Indemnified Party's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (ii) that the Indemnified Party personally gained in fact a financial profit or other advantage to which the Indemnified Party was not legally entitled.

     (c) Notwithstanding anything else contained in this Agreement, the indemnity obligations of the Company under paragraph (b) above shall:

          (i) be in addition to any liability that the Company may otherwise have;

          (ii) inure to the benefit of the successors, assigns, heirs and personal representatives of each Indemnified Party; and

          (iii) be limited to the assets of the Company.

     (d) This Article XIV shall survive any termination of this Agreement and the dissolution of the Company.

                                  ARTICLE XV.

     SECTION 15.1. Duration and Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the affirmative vote or written consent of either of the Initial Members; provided that no such dissolution shall occur during such time as any Series of Investor Certificates is outstanding.

     SECTION 15.2. Distributions Upon Dissolution. Upon dissolution of the Company in accordance with Section 15.1, the Company's assets shall be distributed as follows:

     (a) first, to pay any expenses or liabilities of the Company, in a manner consistent with Section 13.1 hereof; and

     (b) second, to the Members in accordance with Section 11.1 hereof.

                                  ARTICLE XVI.

     SECTION 16.1. Bankruptcy. Except by the unanimous consent of all Managers (at least one of whom at the time of such vote must be an Independent Manager), the Company


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shall not file a voluntary petition in bankruptcy or otherwise seek relief under
Title 11 of the United States Code or any successor statute thereto, or under any similar applicable state law.

     SECTION 16.2. Amendments. This Agreement may be amended only by written instrument executed by the Initial Members.

     SECTION 16.3. Headings. The titles of Sections of this Agreement are for convenience or reference only and shall not define or limit any of the provisions of this Agreement.

     SECTION 16.4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of law principles thereof.

     SECTION 16.5. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

     SECTION 16.6. Further Assurances. Each Initial Member agrees to execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

     SECTION 16.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

     SECTION 16.8. Tax Matters. It is the intent of, and the Initial Members agree that, solely for federal, state and local tax purposes, so long as they are the sole Members, the Company shall not be treated as a separate entity and shall not file any tax returns. The parties hereto agree, for tax purposes only, not to take any position contrary to their expressed intention that the Company be a "disregarded entity" for federal income tax purposes within the meaning of U.S. Treasury Regulation Section 301.7701-2. For tax purposes: the Company shall allocate to (i) the Controlling Member, and the Controlling Member shall include in its income, any income, gain, loss and expense relating to the Eligible Investments, and (ii) the Limited Partnership, and the Limited Partnership shall include in its income, any income, gain, loss and expense relating to the General Assets.

     SECTION 16.9. Eligible Investment. Upon the maturity of any Eligible Investment, the Company shall reinvest the proceeds thereof in another Eligible Investment.


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     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.

                                       GENERAL ELECTRIC CAPITAL
                                           SERVICES, INC.

                                       By: _____________________________________
                                       Name:  Steven F. Kluger
                                       Title:   Vice President



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                                       DEUTSCHE FLOORPLAN
                                          RECEIVABLES, L.P.

                                       By: Deutsche Floorplan Receivables, Inc.,
                                           its general partner


                                       By: _____________________________________

                                       Name: ___________________________________

                                       Title: __________________________________




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                           DEFINITIONS ADDENDUM TO THE
                       LIMITED LIABILITY COMPANY AGREEMENT


     "Act" means the Delaware Limited Liability Company Act (currently Chapter 18 of Title 6 of the Delaware Code), as amended from time to time.

     "Affiliate" means, with respect to any Person, any Person or group of Persons acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any Person or group of Persons, shall mean the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" means this Limited Liability Company Agreement, including any actions amending, modifying or supplementing this Limited Liability Company Agreement.

     "Certificate of Formation" means the Certificate of Formation of the Company, as amended from time to time.

     "Company" means CDF Financing, L.L.C., a Delaware limited liability company.

     "Controlling Member" is defined in Section 8.1.

     "Eligible Investments" shall mean any investment made with the $10,000 initial contribution by the Controlling Member, including any substitute investment made with the proceeds thereof.

     "GECS" is defined in the preamble to this Agreement.

     "General Assets" shall mean all of the Company's assets other than an Eligible Investment.

     "Indemnified Party" means a Member, Manager, employee, organizer or agent of the Company or any officer, agent, shareholder, director, employee or incorporator of any Initial Member.

     "Independent Manager" means a natural person who, for the five-year period prior to his or her appointment as Independent Manager has not been, and during the continuation of his or her service as Independent Manager, (A) is not a stockholder, director, officer, employee or associate, or any relative of the foregoing, of the Controlling Member, the Limited Partnership, General Electric Capital Corporation, GE Commercial Distribution Finance Corporation, or any of their respective Affiliates (other than his or her service as an Independent Manager of the Company or any of its Affiliates whose purposes are restricted to those substantially similar to those in Article IV) and (B) has (1) prior experience as an independent director or manager for an entity whose charter documents required the unanimous consent of all independent directors or managers thereof before such entity could consent to the institution of


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bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (2) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management, independent director or manager services or placement services to issuers of securitization or structured finance instruments, agreements or securities.

     "Initial Members" is defined in the preamble to this Agreement.

     "Investor Certificates" is defined in the Pooling and Servicing Agreement.

     "Limited Partnership" is defined in the preamble to this Agreement.

     "LLC Certificate" is defined in the Pooling and Servicing Agreement.

     "Manager" is defined in Section 8.1.

     "Member" means any Person that is admitted as a member of the Company, in each case for so long as such Person continues to be a member of the Company.

     "Membership Interest" means the entire limited liability company interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such member to comply with all the terms and provisions of this Agreement.

     "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, association, joint venture, government or any agency or political subdivision thereof or any other entity of whatever nature.

     "Pooling and Servicing Agreement" means the Amended and Restated Pooling and Servicing Agreement, dated as of April 1, 2000, as amended by the First Omnibus Amendment to Amended and Restated Pooling and Servicing Agreement and Supplements dated as of December 31, 2002, among GE Commercial Finance Corporation (f/k/a Deutsche Financial Services Corporation), the Company and Wilmington Trust Company (successor to The Chase Manhattan Bank), as the same may be further amended from time to time.

     "Receivables" is defined in Section 4.1.

     "Receivables Contribution and Sale Agreement" means the Receivables Contribution and Sale Agreement between the Company and Limited Partnership, dated as of December 31, 2002, as the same may be amended from time to time.

     "Series" is defined in the Pooling and Servicing Agreement.

     "Supplement" is defined in the Pooling and Servicing Agreement.

     "Transfer" means, as a noun, any transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance or other disposition whether direct or indirect, voluntary or involuntary, by operation of law or otherwise and, as a verb, directly or


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indirectly, voluntarily or involuntarily, by operation of law or otherwise, to transfer, sell, assign, exchange, charge, pledge, give, hypothecate, convey, encumber or otherwise dispose of.



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